Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Genta Announces Results from Clinical Trial of Tesetaxel as Initial Chemotherapy for Women with Recurrent Breast Cancer

- Results Confirm High Response Rates and Low Incidence of Serious Side Effects

BERKELEY HEIGHTS, NJ – December 8, 2011 - Genta Incorporated (OTCBB: GNTA.OB) today announced presentation of results from the Company’s Phase 2b clinical trial using tesetaxel as initial, single-agent chemotherapy in women with advanced breast cancer.  The trial is lead by Memorial Sloan-Kettering Cancer Center, New York, NY, in collaboration with three other U.S. based cancer centers.  The data are being presented this week at the CTRC-AACR San Antonio Breast Cancer Symposium.  Tesetaxel is the leading oral taxane in clinical development.

This ongoing study targets women who may be hormone-refractory, but previously untreated with chemotherapy for locally advanced or metastatic HER2-negative breast cancer.  Prior adjuvant chemotherapy is allowed if the first relapse occurred at least 12 months after the last dose.  To date, 33 patients have been accrued.  More than 75% of patients had received adjuvant chemotherapy, and more than 50% of those chemotherapy regimens had included a standard injectable taxane.  More than 50% had also received local radiotherapy.  Approximately two-thirds of patients had progressed on one or more hormonal therapies.

Twenty-four patients are currently evaluable for response.  Major objective responses (RECIST) have been observed in 50% of patients, including 1 complete response and 11 partial responses.  Six of the 12 major responders have cleared more than 75% of their measurable disease.  The disease control rate in this study, which includes major responders and patients with stable disease, is 83%.

Tesetaxel has been generally well-tolerated.  The most common adverse effect (any grade) has been fatigue.  Neutropenia has been the most common Grade 3-4 adverse event (52%); however, febrile neutropenia occurred in only 2 cases (6%).  Consistent with prior studies, no hypersensitivity reactions were observed.

“These data confirm substantial activity for tesetaxel as initial chemotherapy for women with advanced, HER2-negative, breast cancer”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Based on aggregate data from our multicenter Phase 2 trials, we will be conferring with FDA to identify potential registration strategies for tesetaxel in breast cancer.”

Tesetaxel in Advanced Breast Cancer

In a prior Phase 2a, open-label, single arm, multicenter study, tesetaxel was evaluated as 2nd-line therapy in 2 patient cohorts with metastatic breast cancer who received starting doses of 27 mg/m2 or 35 mg/m2 administered once every 3 weeks.  All patients had progressed on chemotherapy regimens that had included an anthracycline.  Of 32 evaluable patients, 13 patients (38%) achieved a partial response and 11 patients achieved stable disease for a disease control rate of 75%.  Neutropenia was the dose-limiting adverse effect.  In the ongoing trial (described above) using tesetaxel as initial therapy for recurrent disease, the starting dose of 27 mg/m2 could be escalated in subsequent cycles to 35 mg/m2 as tolerated.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, tesetaxel offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com